Exhibit 10.82.2

Additional Agreement #1

to Agency Agreement # KT-355/1208 dated December 29th, 2008

(hereinafter referred to as the “Agency Agreement”)

Moscow	December 29th, 2008

“TV DARYAL” Closed Joint-Stock Company (OGRN 1027739313205), hereinafter referred to as the “Principal”, represented by its General Director V.V.Kartashkov, acting on the basis of the Articles, on the one part, and

“Kompaniya TSV” Limited Liability Company (OGRN 5077746859757), hereinafter referred to as the “Agent”, represented by its General Director S.A. Vasiliev, acting on the basis of the Articles, on the other part, have made this Additional Agreement to the Agency Agreement as follows:

Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Agency Agreement.

1. The Agent guarantees the payment to the Principal at its expense of the amounts overdue for the advertising services from 6.00 a.m. (Moscow time) on January 01st, 2009 under Client Agreements made directly by the Agent during the term of the Agency Agreement subject to existence of each of the following conditions:

1.1. The Client has not paid in full or in part for the advertising services. In such case the Agent guarantees solely the payment of the principal amount of debt (i.e. the amounts due for the advertising services and not the penalties, termination fees, etc.);

1.2. The amounts have remained outstanding for 180 (One Hundred Eighty) calendar days or longer, counting from the first day following the date the services acceptance statement was executed under the respective agreement;

1.3. The total amount of indebtedness of all Clients outstanding for over 180 (One Hundred Eighty) calendar days exceeds the doubtful debt threshold set forth in section 2 of this Additional Agreement.

1.4. The Client has not objected against the claims for payment of the outstanding amounts on the basis of improper performance or non-performance of the agreement for advertising services by the Principal and/or existence of the counterclaims against the Principal.

1.5. The systemic risk as defined in section 5 hereof has not materialized.

2. The doubtful debt threshold shall be defined by the Parties as the amount equal to 0.05% of the Principal’s Gross Target Sales Revenues (including VAT) for the respective calendar year of the term of the Agency Agreement.  The Principal’s Gross Target Sales Revenues are further defined by the Parties as the Principal’s projected gross advertising revenues based on the Principal’s forecasts for the respective calendar year.

The Parties shall determine annually by March 31st of each calendar year the doubtful debt threshold expressed as an exact amount, by executing a protocol to this Additional Agreement.  Such doubtful debt threshold shall be updated by January 20th of each following calendar year and shall be equal to 0.05% of the Principal’s Actual Gross Sales Revenues for the prior calendar year.

3. The terms and conditions for performance by the Agent of its obligations set forth in section 1 of this Additional Agreement:

3.1. The amount of the Agent’s guarantee (hereinafter “guarantee obligation amount”) shall be determined using the formula below:

where:

P i is the guarantee obligation amount as determined for i-quarter of the respective calendar year.

bD i is the amount overdue from the Clients as at the end of i-quarter of the respective calendar year, based on section 1 of this Additional Agreement, net of any debt settled by the Clients and/or paid by the Agency.

L is the  doubtful debt threshold set for the respective calendar year according to section 2 of this Additional Agreement.

i is a sequential number for the quarter of the respective calendar year (1 to 4).

The calculation shall be made for one calendar year and there shall be no carry over to the following year.

3.2. The Agent’s guarantee obligation amount to be paid to the Principal shall be determined by the Parties within 10 (Ten) business days after the end of the respective quarter and set forth in the respective Statement.  The Agent shall perform its obligations to pay the guarantee obligation amount within 10 (Ten) banking days from receipt of the respective claims from the Principal issued pursuant to the respective Statement.

4. As soon as the Agent has paid its guarantee obligation amount to the Principal with respect to the amounts overdue from the Clients the Agent’s obligation to transfer the funds under the Agency Agreement in respect of the agreement with the non-paying Client shall terminate to the extent of the Client’s indebtness has been paid by the Agent, and the Agent shall become the creditor of such non-paying Client in its own right rather than to the benefit of the Principal with respect to the amount of the Client’s indebtedness paid by the Agent to the Principal as shown by the respective calculation.   If the Client, which overdue payment obligation has been settled to the Principal by the Agent (paid at its own expense) pursuant to the procedure described above, pays to the Agent or the Principal the debt earlier paid by the Agent, the Principal agrees that the indebtedness amount so paid by the Client shall be retained by the Agent.

5. The Parties define the systemic risk as the occurrence of the events that result in the significantly decreased ability of the Clients generally to pay their accounts payable and/or the inability of the Principal to perform its obligations, such as:

• sovereign default -  the refusal of the Russian government to repay government debt and debt issued under government guarantees or agreement on significant deferral due to inability of the Russian government to meet its repayment obligations in respect of the above debt;

• sovereign credit rating of the Russian Federation downgraded to D by Standard & Poor’s (S&P);

• foreign exchange trading in the US dollar or the Euro ceases for longer than 90 (Ninety) consecutive calendar days.

6. The Parties agree that the obligations assumed by the Agent (as set forth in sections 1 to 5 hereof) shall constitute material conditions of the Agency Agreement and this Additional Agreement and, notwithstanding any provision of this Additional Agreement or the Agency Agreement to the contrary, that their unilateral modification by the Agent (including through court proceedings) shall entitle the Principal to terminate the Agency Agreement without payment of any termination fees (provided by section 8.2.1 of the Agency Agreement).

7. The Parties agree that the Agency Fee payable to the Agent by the Principal in accordance with the terms and conditions of the Agency Agreement of 12% (Twelve percent) of the Principal’s Actual Gross Revenues shall include the compensation for the actions/activities set forth in  section 1 of this Additional Agreement.

8. This Additional Agreement is made in duplicate with the same legal effect with one copy for each Party.

9. This Additional Agreement shall take effect upon signing and shall form an integral part of the Agency Agreement.

Signatures and Seals of the Parties:

Principal:	Agent:

/s/ V.V. Kartashkov	/s/ S.A. Vasiliev

(V.V. Kartashkov) L.S.	(S.A. Vasiliev) L.S.